Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 033-64171 on Form S-3 and Registration Statement Nos. 333-65807, 333-102044, 333-125067, and 333-161398 on Form S-8 of our reports dated February 24, 2010 relating to the consolidated financial statements of UMB Financial Corporation and subsidiaries and the effectiveness of UMB Financial Corporation and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of UMB Financial Corporation for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Kansas City, MO

February 24, 2010